Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2009, relating to the consolidated financial statements of Chimera Investment Corporation and the effectiveness of Chimera Investment Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Chimera Investment Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
September 23, 2009